NOBILITY HOMES, INC. ANNOUNCES SALES
AND EARNINGS FOR ITS SECOND QUARTER 2007

         Ocala, FL...June 7, 2007 NOBILITY HOMES, INC. (NASDAQ-NMS SYMBOL NOBH) today announced sales and earnings results for its second quarter ended May 5, 2007. For the second quarter of fiscal 2007, sales were $10,323,420 as compared to $16,689,420 in second quarter of 2006. Income from operations was $1,140,788 versus $2,512,493 in the second quarter of 2006. Net income after taxes was $1,070,375 as compared to $1,918,627 for the same period last year. Diluted earnings per share were $0.26 per share versus last year second quarter of $0.46 per share last year.

        For the first six months of fiscal 2007, sales were $19,126,453 as compared to $30,396,062 in the first six months 2006. Income from operations was $1,787,808 versus $4,471,410 in the first six months 2006. Net income after taxes was $1,801,770 compared to $3,409,064 for the same six month period last year. Diluted earnings per share were $0.44 per share versus last year’s six months results of $0.82 per share.

        Nobility’s financial position for the second quarter of 2007 remains very strong with cash and cash equivalents, short and long-term investments of $23,037,715 and no outstanding debt. Working capital is $22,138,292 and our ratio of current assets to current liabilities is 6.8:1.

        The Special Committee of the Board of Directors of Nobility Homes, Inc. announced in October that it had retained Savvian Advisors, an investment banking firm, to assist in the exploration of the Company’s strategic alternatives. Following receipt of a report from Savvian Advisors, the Special Committee has determined that Nobility Homes should remain an independent, public company for the immediate future and continue to focus on Nobility’s operations and growth opportunities while seeking ways to maximize shareholder value.

        The Company did not purchase any shares of its common stock during the first six months of fiscal 2007 due to the exploration of the Company’s strategic alternatives by the investment banking firm. Nobility plans to reactivate our stock repurchase program in the open market during the third quarter of fiscal 2007.

        Terry Trexler, President stated, “Second quarter sales and operations for fiscal 2007 were adversely impacted by the reduced manufactured housing shipments in Florida plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the Company’s first six months of fiscal 2007 were down approximately 55% from the same period last year. Although the current overall housing market has declined significantly this year, the long-term demographic trends still favor strong growth in the Florida market area we serve. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company, we expect to continue out-performing the industry. With a strong and stable economy, improved sales in the existing home market, stable unemployment and increasing, but still low, interest rates in 2007, management expects the demand for our homes to improve. Fiscal year 2007 is Nobility’s 40th year of operating in our market area and we plan to increase the level of consumer awareness and confidence in Nobility and Prestige, our retail organization, with the introduction and special promotion of several 40th anniversary special edition homes.”

        Nobility Homes, Inc. has specialized for 40 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With eighteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

        MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, JUNE 7, 2007 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 800-274-0251. THE PASSCODE FOR THE CALL IS 4965468. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=40274

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	May 5, 2007	November 4, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,943,209	$12,380,874
Short-term investments	564,120	440,205
Accounts receivable - trade	273,707	379,370
Inventories	12,964,498	12,413,704
Prepaid income taxes	333,773	1,048,667
Prepaid expenses and other current assets	682,496	604,627
Deferred income taxes	181,593	228,222
Total current assets	25,943,396	27,495,669

Property, plant and equipment, net	3,896,669	3,911,983
Long-term investments	11,530,386	11,704,612
Other investments	1,789,730	1,849,428
Other assets	2,223,732	2,173,332

Total assets	$45,383,913	$47,135,024

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$942,577	$879,698
Accrued compensation	510,309	1,003,064
Accrued expenses and other current liabilities	700,057	805,616
Customer deposits	1,652,161	2,763,510

Total current liabilities	3,805,104	5,451,888

Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares
authorized; none issued and outstanding	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	9,922,047	9,885,647
Retained earnings	40,109,950	40,349,250
Accumulated other comprehensive income	247,104	169,819
Less treasury stock at cost, 1,279,443 and
1,282,764 shares, respectively, in 2007 and 2006	(9,236,783)	(9,258,071)

Total stockholders' equity	41,578,809	41,683,136

Total liabilities and stockholders' equity	$45,383,913	$47,135,024

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	May 5, 2007	May 6, 2006	May 5, 2007	May 6, 2006
Net sales	$10,323,420	$16,689,420	$19,126,453	$30,396,062
Cost of goods sold	(7,282,248)	(11,741,282)	(13,706,072)	(21,334,889)

Gross profit	3,041,172	4,948,138	5,420,381	9,061,173
Selling, general and administrative expenses	(1,900,384)	(2,435,645)	(3,632,573)	(4,589,763)

Operating income	1,140,788	2,512,493	1,787,808	4,471,410

Other income:
Interest income	187,423	182,633	392,433	381,642
Undistributed earnings in joint venture - Majestic 21	85,057	103,418	154,749	204,963
Earnings from finance revenue sharing agreement	137,200	96,000	269,800	96,000
Miscellaneous	43,555	18,083	66,874	22,049

	453,235	400,134	883,856	704,654

Income before provision for income taxes	1,594,023	2,912,627	2,671,664	5,176,064
Provision for income taxes	(523,648)	(994,000)	(869,894)	(1,767,000)

Net income	1,070,375	1,918,627	1,801,770	3,409,064
Other comprehensive income, net of tax:
Unrealized investment gain	35,950	14,601	77,285	17,309

Comprehensive income	$1,106,325	$1,933,228	$1,879,055	$3,426,373

Weighed average number of shares outstanding
Basic	4,085,132	4,043,850	4,083,987	4,051,396
Diluted	4,096,412	4,140,970	4,096,782	4,148,013
Earnings per share
Basic	$0.26	$0.47	$0.44	$0.84
Diluted	$0.26	$0.46	$0.44	$0.82
Cash dividends paid per common share	$--	$--	$0.50	$0.30